Exhibit 5.1

Faegre Drinker Biddle & Reath LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402

+1 612 766 7000 main

+1 612 766 1600 fax

September 10, 2021

Archer-Daniels-Midland Company

77 West Wacker Drive

Chicago, Illinois 60601

Ladies and Gentlemen:

We have acted as counsel for Archer-Daniels-Midland Company, a Delaware corporation (the “Company”), in connection with the preparation of (i) a Registration Statement on Form S-3, File No. 333-240250 (the “Registration Statement”), of the Company filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offer and sale from time to time of the securities referred to therein; and (ii) the Prospectus Supplement dated September 7, 2021 (the “Prospectus Supplement”) to the Prospectus dated July 31, 2020 (the “Prospectus”), relating to the offer and sale by the Company under the Registration Statement of $750,000,000 aggregate principal amount of the 2.700% Notes due 2051 (the “Notes”). The Notes are to be issued under the Indenture dated as of October 16, 2012 (the “Indenture”) entered into by the Company and The Bank of New York Mellon, as trustee (the “Trustee”), and sold pursuant to the Underwriting Agreement dated September 7, 2021 between the Company and the Underwriters named therein (the “Underwriting Agreement”).

We have examined or are otherwise familiar with the Composite Certificate of Incorporation of the Company, as amended, the Bylaws of the Company, as amended, the Registration Statement, the Prospectus Supplement, the Prospectus, the Underwriting Agreement, the Indenture, copies of the global notes evidencing the Notes, and such other documents, records and instruments as we have deemed necessary or appropriate for the purposes of this opinion.

Based upon the foregoing and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Notes have been duly authorized and, when duly executed by the Company, authenticated by the Trustee in accordance with the provisions of the Indenture, and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms subject to (i) applicable bankruptcy, insolvency, voidable transactions, fraudulent conveyance, fraudulent transfer, reorganization, moratorium, assignment for the benefit of creditors and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, (ii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith, fair dealing, and the possible unavailability of specific performance, injunctive relief, or other equitable remedies, whether considered in a proceeding at law or in equity and (iii) governmental authority to limit, delay or prohibit the making of payments outside the United States.

Archer-Daniels-Midland Company

September 10, 2021

We have relied as to certain relevant facts upon certificates of, and/or information provided by, officers and employees of the Company as to the accuracy of such factual matters without independent verification thereof or other investigation. We have also relied, without investigation, upon the following assumptions: (i) natural persons acting on behalf of the Company have sufficient legal capacity to enter into and perform, on behalf of the Company, the transaction in question and to carry out their role in the transaction; (ii) each party to agreements or instruments relevant hereto other than the Company has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreements or instruments enforceable against it; (iii) each party to agreements or instruments relevant hereto other than the Company has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce such agreements or instruments against the Company; (iv) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document, including electronic signatures, are genuine; (v) the truth, accuracy and completeness of the information, representations and warranties contained in the documents, instruments, certificates and records we have reviewed; (vi) the absence of any undisclosed modifications to the agreements and instruments reviewed by us; (vii) there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence; (viii) all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, constituting the law of the opining jurisdictions, are publicly available to lawyers practicing in such jurisdictions; (ix) the conduct of the parties to or having rights under any instrument or agreement relevant hereto has complied with any requirement of good faith, fair dealing and conscionability; (x) all relevant statutes, rules, regulations or agency actions are constitutional and valid unless a reported decision in the opining jurisdictions has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity; and (xi) there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of dealing among the parties that would, in either case, define, supplement or qualify the agreements or instruments relevant hereto.

Without limiting any other qualifications set forth herein, the opinions expressed herein are subject to the effect of generally applicable laws that (i) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver; (ii) limit the enforcement of provisions of instruments or agreements that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (iii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iv) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of or contribution to a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct or insofar as such provisions otherwise contravene public policy; (v) may, where less than all of an instrument or agreement may be unenforceable, limit the enforceability of the balance of the instrument or agreement to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; (vi) govern and

Archer-Daniels-Midland Company

September 10, 2021

afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs; (vii) may permit a party who has materially failed to render or offer performance required by a contract to cure that failure unless either permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance or it is important under the circumstances to the aggrieved party that performance occur by the date stated in the instrument or agreement; (viii) may require mitigation of damages; (ix) may limit the enforceability of certain waivers; (x) provide a time limitation after which a remedy may not be enforced (i.e., statutes of limitation); or (xi) may limit the enforceability of provisions for the payment of premiums upon mandatory prepayment to the extent any such payment constitutes, or is deemed to constitute, a penalty or forfeiture.

The opinions expressed herein are limited to the specific issues addressed and to facts and laws existing on the date hereof. By rendering our opinion, we do not undertake to advise you with respect to any other matter or of any change in such facts and laws or in the interpretation thereof which may occur after the date hereof.

Our opinions set forth herein are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of any other laws. In addition, we express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in the Notes.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Commission and thereby incorporated by reference into the Registration Statement and to being named in the Prospectus Supplement under the caption “Legal Matters”. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

FAEGRE DRINKER BIDDLE & REATH LLP

By:	/s/ W. Morgan Burns
W. Morgan Burns